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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF KUTAK ROCK GOES HERE]





                                 April 23, 1999


Board of Directors
Flagstar Bancorp, Inc.
2600 Telegraph Road
Bloomfield Hills, Michigan 48302-0953

         Re:      Registration Statement on Form S-3 (File No. 333-75147)

Ladies and Gentlemen:

         You have requested our opinion as special counsel to Flagstar Bancorp, Inc. (the "Company") in connection with securities to be offered pursuant to the Registration Statement on Form S-3, as amended, jointly filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement") by the Company (File No. 333-75147) and by Flagstar Trust (File No. 333-75147-01). The Registration Statement relates to the registration by Flagstar Trust of 2,990,000 preferred securities (the "Preferred Securities") and the registration by the Company of ___% Junior Subordinated Debentures and a Guarantee with respect to the Preferred Securities. Terms used but not defined herein, whether capitalized or not, shall have the meanings as set forth in the Prospectus contained within the Registration Statement.

         In rendering this opinion, we have assumed that (i) the Registration Statement has become effective under the 1933 Act, (ii) each of the Indenture and the Guarantee Agreement has been qualified under the Trust Indenture Act of 1939, as amended, and has been duly executed and delivered by the parties thereto, (iii) the definitive terms of the Junior Subordinated Debentures and of the Guarantee and of their issue and sale have been duly established in conformity with the resolutions of the board of directors of the Company and the Indenture and Guarantee Agreement, as applicable, so as not to violate any applicable law or agreement or instrument then binding on the Company, (iv) such Junior Subordinated Debentures and the Guarantee have been duly executed and authenticated in accordance with the Indenture and the Guarantee Agreement and
(v) such Junior Subordinated Debentures and the Guarantee have been issued and sold as contemplated in the Registration Statement and the Prospectus contained therein. We have also examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

         Based upon the foregoing, it is our opinion that the Guarantee, when executed and delivered as contemplated by the Registration Statement, and the Junior Subordinated Debentures, when issued and paid for as contemplated by the Registration Statement, will constitute valid and binding obligations of the Company, entitled to the benefits provided by the Guarantee Agreement and Indenture, respectively, except (A) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable


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Board of Directors
Flagstar Bancorp, Inc.

April 23, 1999



relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the heading "Legal Matters." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,



                                                     /s/ KUTAK ROCK